Exhibit 10.2

May 31, 2025

Via email ([***])

Ragy Thomas
[***]
[***]

Re: Transition and Release of Claims

Dear Ragy:
This letter sets forth the terms of the transition agreement (the “Agreement”) that Sprinklr, Inc. (“Sprinklr” or the “Company”) is offering to aid in your transition and separation of employment.

For avoidance of doubt, nothing in this Agreement alters in any way your continued service to the Company as a member of its board of directors, or the obligations associated with your duties as a director, which you acknowledge and agree remain binding upon you, both during and after the Transition Period (as defined below).

1.Continued Employment. Provided that you timely execute this Agreement and allow it to become effective by its terms, then your employment with Sprinklr will terminate on May 31, 2025, which will become your employment termination date (the “Separation Date”), unless either you or Sprinklr terminates your employment sooner as provided in Section 2. If termination occurs earlier than May 31, 2025, the actual date of termination shall become the “Separation Date” for purposes of this Agreement.

2.Transition Period.

a.Duties. From the date you execute this Agreement until the Separation Date, if executed before the Separation Date (the “Transition Period”), your title will continue to be “Advisor to the CEO” and you will provide services to Sprinklr in any area of your expertise as requested by the President & Chief Executive Officer (“President & CEO”). You agree to perform your Transition Period services in good faith and to the best of your abilities. During the Transition Period, you must continue to comply with all of Sprinklr’s policies and procedures and with all of your statutory and contractual obligations to Sprinklr, including, without limitation, the confidentiality obligations under that certain Amended and Restated Employment Agreement, by and between the Company and you, dated June 11, 2021, as your role was amended pursuant to that certain Role Change Letter, by and between the

Company and you, dated November 4, 2024 (altogether, the “Employment Contract”), which you acknowledge and agree are contractual commitments that remain binding upon you, both during and after the Transition Period.
b.Compensation & Benefits. During the Transition Period, you will continue to be paid at your current base salary rate (which will be paid according to Sprinklr regular payroll practices) and will remain eligible to participate in Sprinklr benefit plans pursuant to the terms of those plans. Except as expressly set forth in this paragraph, you will not be able to participate in any additional bonus, commissions, or incentive program.
c.Termination. As part of this Agreement, Sprinklr agrees that it will not terminate your employment other than for Cause (as defined herein) before May 31, 2025. During the Transition Period, you are entitled to resign your employment for any reason with immediate effect. If, prior to May 31, 2025, Sprinklr terminates your employment with Cause or you resign your employment, then you will not be entitled to any further compensation or benefits, including without limitation, the Severance Benefits defined below. For purposes of this Agreement, “Cause” for termination during the Transition Period is as defined under the Sprinklr, Inc. Executive Severance and Change in Control Plan (effective May 1, 2019, as amended and restated on June 1, 2024) (as it may be further amended and/or restated from time to time, the “Severance Plan”). For the avoidance of doubt, your employment is at-will, and nothing in this Agreement alters the at-will nature of your employment relationship with the Company.
d.Other Work Activities / Non-Competition. Throughout the Transition Period, you shall be legally employed by Sprinklr until and including the Separation Date. You may engage in employment, consulting, or other work relationships in addition to your work for Sprinklr, provided such activity does not materially impede your ability to fulfill your obligations as set forth herein. To protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Transition Period, you will not obtain employment with or perform competitive work for any business entity or engage in any other work activity that is competitive with Sprinklr.
e.Acknowledgement regarding Notice Period. You represent, acknowledge, and agree that the Transition Period terms, and other provisions of this Agreement satisfy and exceed any termination and/or notice obligations of Sprinklr to provide you with advance notice of your employment termination, whether under the Employment Contract or otherwise.

3.Final Pay. On the Separation Date, Sprinklr will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement. You acknowledge and agree that consistent with Sprinklr’s non-accrual of paid time off, as of the Separation Date you will not have any accrued but unused vacation, holiday, or paid time off for which you are entitled to payment.

4.Severance Benefits. If you (i) timely return this fully signed Agreement to Sprinklr and allow it to become effective; (ii) comply fully with your obligations hereunder (including without limitation satisfactorily transitioning your duties during the Transition Period); (iii) remain employed with Sprinklr and perform the Transition Period services as set forth above through May 31, 2025; and (iv) after May 31, 2025 and on or before June 5, 2025, execute and return to Sprinklr the release of claims in the form attached hereto as Exhibit A (the “Separation Date Release”), then Sprinklr will provide you the following as your sole severance benefits (the “Severance Benefits”):

a.Base Salary Severance. Sprinklr will pay you an amount equal to 100% of your annual base salary rate in effect as of the Separation Date (in the gross amount of USD $500,000 payable in a lump sum in accordance with the Company’s regular payroll schedule, and in no event earlier than the Release Effective Date (as defined in the Separation Date Release).
b.Cash Payment In Lieu of Target Bonus Severance. Sprinklr will pay you for FY26 a cash payment in lieu of bonus eligibility in an amount equal to USD $125,000.  Payments will be paid in a lump sum, less withholdings, and deductions, in accordance with the Company’s regular payroll schedule, and in no event earlier than the Release Effective Date (as defined in the Separation Date Release).
c.Equity Awards and Vesting / Extended Exercise Period. You have been granted certain time-based vesting restricted stock units (“RSUs”), performance-based vesting restricted stock units (“PSUs”) and options to purchase shares of the Company’s common stock (“Options” and together with the RSUs and PSUs, the “Equity Awards”), pursuant to the Company’s applicable equity incentive plan(s), Option agreements, PSU agreements or RSU agreements and other grant documents (collectively, the “Award Documents”). The Company acknowledges and agrees that (i) the termination of your employment with the Company will not terminate your Continuous Service (as defined in the Sprinklr, Inc. 2021 Equity Incentive Plan) with the Company and (ii) your Equity Awards will continue to vest after the Separation Date in accordance with the terms of the Award Documents, provided, in each case, that you continue to serve the Company as a member of its board of directors after the Separation Date. Except as expressly set forth in this paragraph, the Equity Awards remain subject to the terms of the Award Documents and will continue to vest during the Transition Period.
d.Health Insurance. Your active participation in Sprinklr’s group health insurance plan(s), if any, will end on May 31, 2025. Coverage under any other group benefit plans or programs in which you participated, if any, will also end on May 31, 2025. Regardless of whether you enter into this Agreement, you may have the right to continue the medical and/or dental insurance coverage that you had in effect as of the

Separation Date (generally for up to 18 months) under COBRA or state law equivalent. To continue health insurance coverage under COBRA or a state law equivalent, you must pay the full premium cost plus the administrative fee. You will receive benefits continuation notices and information about your 401(k) account (if any), in separate letters. If you had group life insurance, you also will receive information about the option to convert this coverage to an individual policy.

Provided that you timely elect COBRA coverage, and accept this Agreement and it becomes effective by its terms, the Company will make a payment equivalent to the employer portion of your healthcare continuation payment for you and your qualified dependents for any benefits elected at the time of your separation under COBRA for eighteen (18) months (the “COBRA Subsidy Period”). You will be responsible for paying the employee portion at the same rate as paid for coverage by active employees for the duration of the COBRA Subsidy Period. Following the COBRA Subsidy Period, you will be responsible for paying the entire healthcare continuation payment for the duration of your enrollment in COBRA. You understand and acknowledge that if you elect COBRA coverage, coverage through the Health Insurance Marketplace (also known as healthcare exchanges) (the “Marketplace”) generally will not be available until the next annual open enrollment period offered by the Marketplace. Accordingly, you understand and acknowledge that the opportunity to obtain possibly less expensive coverage through the Marketplace may not be available until the following January.
e.Continuing Support Services. Provided, in each case, that you continue to serve the Company as chair of its board of directors after the Separation Date, the Company will (i) make available to you continuing support from a Company-engaged driver through the date of the Company’s 2026 Annual Meeting of Stockholders, and (ii) make available to you incidental support from a Company-engaged executive assistant.
f.Tax Treatment. You will be responsible for all taxes with respect to the Severance Benefits and any other aspect of this Agreement, and you agree to indemnify, hold harmless and defend Sprinklr from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including any governmental taxing authority, arising out of or in connection with this Agreement.

5.No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned, will not earn and will not receive any additional compensation, severance, or benefits from Sprinklr, on or after the Separation Date. You further acknowledge and agree that: the benefits provided by and as set forth in this Agreement satisfy in full and exceed any and all obligations of Sprinklr to provide you with any benefits, compensation, or severance in connection with your employment termination, whether pursuant to the Severance Plan, your Employment Contract, any other offer letter agreement or employment agreement between you and Sprinklr, or otherwise; to the extent this Agreement differs from any severance or other separation benefits you may be eligible to receive under any agreement, plan or policy, this Agreement nevertheless supersedes Sprinklr’s obligation to provide you any such benefits; and upon your execution of this Agreement, any and all of Sprinklr’s obligations to provide you any severance or other separation benefits, and your eligibility to participate in any severance plan or other agreement or policy providing for potential severance benefits, shall be waived and extinguished. For the avoidance of doubt, your participation in any equity plans will be governed by the terms of those plans.

6.No Consideration Absent Execution of this Agreement/Time for Execution. You understand and agree that you would not receive the Transition Period and Severance Benefits specified in herein without your execution of this Agreement and fulfillment of the promises contained herein. You have 21 days to consider this Agreement. This Agreement shall not become effective until the eighth (8th) day after you sign, and do not revoke, this Agreement, and until the eighth (8th) day after you sign, and do not revoke, the Separation Date Release (“Effective Date”). No payments due to you as Severance Benefits under this Agreement shall be made or begin before the Effective Date.

7.General Release, Claims Not Released, and Related Provisions.
a.General Release of All Claims. You knowingly and voluntarily release and forever discharge Sprinklr, Inc. and its affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which you have or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of the following: Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974 ("ERISA") (as modified below); the Immigration Reform and Control Act; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Worker Adjustment and Retraining Notification Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Family and Medical Leave Act; the Equal Pay Act; the Genetic Information Nondiscrimination Act of 2008; the New York Human Rights Law, New York Executive Law § 290 et seq.; the New York State Labor Law and any other relevant Wage Orders, New York Labor Law, § 190 et seq.; the New York Wage, Hour, Wage Payment and Wage Benefits Law and Regulations, New York Labor Law, § 191 et seq.; the New York Minimum Wage Law, New York Labor Law, § 650 et seq.; the New York Whistleblower Law, New York Labor Law § 740 et seq.; the New York Legal Activities Law, New York Labor

Law § 201-d; the New York Worker Adjustment and Retraining Notification Act, New York Labor Law § 860 et seq.; the New York Civil Rights Law, Civil Rights Law § 1 et seq.; the New York State Equal Pay Law, New York Labor Law § 194-198; the retaliation provisions of the New York State Workers’ Compensation and Disabilities Benefits Laws, New York Labor Law, § 215 et seq.; the New York Occupational Safety and Health Laws, New York Labor Law § 27-a; the New York State Social Security Number Protection Law, New York General Business Law, § 399-dd et seq.; the New York City Human Rights Law, New York City Administrative Code, 8-107 et seq.; the New York City Earned Safe and Sick Leave Act, New York City Administrative Code, § 7-01 et seq.; the New York City Administrative Code and Charter, including but not limited to the New York City Human Rights Law, 8-107 et seq.; the Westchester County Human Rights Law, § 700.01 et seq.; any other federal, state or local law, rule, regulation, or ordinance in any jurisdiction in which you performed work for Sprinklr; any public policy, contract, tort, or common law; or any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

On its own behalf and on behalf of any of its affiliates and other person or entity who may claim by or through it, the Company waives, releases, and discharges you from any and all currently known claims or causes of action, that it now has, has ever had, or ever will have relating to or arising out of your employment or your service on the Company’s board of directors. Notwithstanding the above, the Company and its affiliates are not releasing you from any claims that cannot be released by law; any claims relating to the enforcement of this Agreement; or any claims for fraud, misrepresention in any representation or warranty, intentional derogation of your duties, or gross negligence (“Company Excluded Claims”). However, the Company represents and warrants that as of the date hereof, it is not aware of any Company Excluded Claims it may have against you.
b.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Age Discrimination in Employment Act (the “ADEA”), and that the consideration given for the waiver and release in this section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it.

c.Claims Not Released. You are not waiving any rights you may have to: (a) your own vested accrued employee benefits under Sprinklr’s health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; and (e) challenge the validity of this Agreement.

d.Protected Activity. Notwithstanding any provision in this Agreement (including any exhibits) to the contrary, nothing herein shall prevent or prohibit either party from: (a) disclosing the fact or terms of this Agreement as part of any government investigation; (b) filing a charge, complaint, or report with, or otherwise communicating with, providing information to, cooperating with, or participating in any investigation or proceeding by or before any federal, state or local government agency or commission; or (c) making truthful statements or disclosures about alleged unlawful discrimination, harassment, retaliation, or other activity. While this Agreement does not limit your right to receive an award for information provided to the United States Securities and Exchange Commission or the Occupational Safety and Health Administration, you otherwise waive, to the fullest extent permitted by law, any and all rights you may have to individual monetary relief or other individual remedies based on any claims that you have released and any rights you have waived by signing this Agreement.

e.Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Sprinklr or any other Releasee identified in this Agreement is a party.

8.Acknowledgments and Affirmations. In signing this Agreement, you make the following affirmations:

To the extent applicable, you have resigned from (or by signing this Agreement hereby resign from) any position which you held (or hold) as an officer of the Company or its Affiliates, except in your capacity as a member of the Company’s board of directors, and to the extent removal from those positions is not completed prior to the Separation Date, you will continue to cooperate in connection with such removals;

You have not filed, caused to be filed, or presently is a party to any claim against Sprinklr;

You have been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date you sign this Agreement;

You have been granted any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws;

You have no known workplace injuries or occupational diseases;

You have not divulged any proprietary or confidential information of Sprinklr and will continue to maintain the confidentiality of such information consistent with Sprinklr’s policies and your agreement(s) with Sprinklr and/or common law;

You have not been retaliated against for reporting any allegations of wrongdoing by Sprinklr or its officers, including any allegations of corporate fraud; and
You affirm that all Sprinklr’s decisions regarding your pay and benefits through your Separation Date were not discriminatory based on age, disability, race, color, sex, religion, national origin, or any other classification protected by law.

9.Confidential Information. You agree that at all times during the term of your employment, and at all times thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the President & CEO or his designee, any Confidential Information (as defined below), except as such disclosure, use or publication may be required in connection with your work for the Company. “Confidential Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, including, without limitation, all trade secrets, proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs (including source code and object code), data bases, other original works of authorship, customer lists or prospect lists in any form, pricing information, business plans, financial information or other subject matter pertaining to any business of the Company or any of its prospects, clients, customers, consultants or licensees, in whatever form. Notwithstanding the foregoing, “Confidential Information” shall not include (i) information which is at the time of disclosure, or which subsequently becomes through no fault of yours, generally available to the public; (ii) information which you received from third parties who were not under any direct or indirect obligation of confidentiality; and (iii) information which the Company has disclosed to third parties without any obligation of confidentiality.

You also acknowledge that you will continue to be subject to other obligations and duties in connection with your continued board service, including but not limited to confidentiality and fiduciary obligations, which this Agreement does not modify.

10.Cooperation. You agree to reasonably cooperate with Sprinklr in all matters relating to the transition of your work and responsibilities on behalf of Sprinklr, including, but not limited to, any present, prior or subsequent relationships or projects and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company. Such transition assistance described in the previous sentence shall not be subject to additional compensation, and Sprinklr will make reasonable efforts to accommodate your scheduling needs. You agree to provide reasonable cooperation to Sprinklr in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by Sprinklr. Such cooperation includes, without limitation, making yourself available to Sprinklr upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. Sprinklr will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs and you and Sprinklr will agree on a mutually agreeable per diem rate.

11.Intellectual Property. You acknowledge that it is and has been the intention of the parties that trade secrets, inventions, ideas, processes, formulas, software in source or object code, data, technology, know-how, designs and techniques, and any other work product of any nature that were made, conceived, developed, prepared, produced, authored, edited, amended, reduced to practice, or learned or set out in any tangible medium of expression or otherwise created, in whole or in part, by you, either alone or with others, during your employment by Sprinklr (the “Intellectual Property”) are, and have been from the date of creation, absolutely and automatically the sole and exclusive property of Sprinklr, free and clear of any claim or right of retention by you. To the extent any such Intellectual Property did not vest in Sprinklr from the moment of creation, in consideration of the Severance Benefits, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you hereby irrevocably and unconditionally assign, transfer, and convey to Sprinklr all right, title, and interest in and to such Intellectual Property, including all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: trade secrets, copyrights, trademark and trade name rights, mask work rights, patents and industrial property, and all proprietary rights in technology or works of authorship (including, in each case, any application for any such rights, all rights to priority, and any rights to apply for any such rights, as well as all rights to pursue remedies for infringement or violation of any such rights) (“Intellectual Property Rights”).

For the avoidance of doubt, you recognize this Agreement will not be deemed to require assignment of any Intellectual Property that you developed entirely on your own time without using Sprinklr’s equipment, supplies, facilities, or trade secrets or Confidential Information, except for Intellectual Property that either (i) relate to Sprinklr’s actual or anticipated business, research or development, or (ii) result from or are connected with any work performed by you for Sprinklr. In addition, the assignment does not apply to any Intellectual Property that qualifies fully for protection from assignment to Sprinklr under N.Y. Lab. Law § 203-f.

i.You agree that you will not, at any time, during or after the term of this Agreement, dispute Sprinklr’s ownership in any such Intellectual Property or Intellectual Property Rights related thereto.
ii.If any moral right, or any other similar right recognized in any jurisdiction, arises in respect of the Intellectual Property, you hereby: a) waive any such right as against Sprinklr; or b) to the extent that any such right cannot be waived, you agree not to assert any such right, or to institute, support or maintain any action or claim against the Company based on or in connection with the infringement or the alleged infringement of any such right; and c) you agree to only exercise the right against any third party as the Company requests and in accordance with the Company’s directions.
iii.You will assist Sprinklr, at Sprinklr’s request, in signing, verifying and delivering any documents and performing any other acts, to obtain and enforce United States and foreign Intellectual Property Rights and relating to the Intellectual Property in any jurisdictions in the world. If Sprinklr is unable for any reason to secure your signature on any document needed in connection with the actions specified herein, you irrevocably appoint the Company to act as your attorney and in your name and on your behalf at any time to execute or sign any document or to do any other acts, matters or things which the Company may consider necessary or desirable for the purpose of carrying out or in any way giving effect to the assignment of any Intellectual Property Rights, including to delegate to and grant powers of attorney to others to act as the attorney for and on your behalf, and you hereby ratify, confirm and agree to ratify any action carried out pursuant to this clause by the Company or by any person to whom the Company may from time to time delegate powers under this clause.

12.Restrictive Covenants. Because of the trade secret subject matter of the Company’s business and your role with the Company, you agree that for a period of twelve (12) months from your Separation Date, you will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others: (i) solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person employed by the Company, or any person or entity engaged by the Company as a consultant or independent contractor, to terminate such person’s or entity’s relationship with the Company, even if you did not initiate the discussion or seek out the contact; and (ii) solicit, canvas, induce, encourage, or participate in soliciting, canvassing, inducing, or encouraging any clients or prospective clients of the Company to terminate such entity’s relationship with Company, even if you did not initiate the discussion or seek out the contact. In addition, you will not during the Transition Period and for a period of twelve (12) months after the Separation Date, directly or indirectly, in any individual or representative capacity, engage or participate in or provide services to any business that is competitive with the types and kinds of business being conducted by the Company. The Company acknowledges that, subject to the restrictions contained herein and your fiduciary duty to the Company, you have been and intend to continue to provide services to the companies set forth on Exhibit B, and that such services, as you have represented to the Company, do not violate your restrictive covenants set forth herein. You acknowledge and agree that none of the companies on Exhibit B do or will compete with the types and kinds of business being conducted by the Company. You agree that you will confirm upon request whether your activities or the activities of companies on Exhibit B compete with the Company or otherwise violate your restrictive covenants set forth herein or your fiduciary duties to the Company, while those restrictive covenants or fiduciary duties are active. You also agree that you will cooperate with any of the Company’s related assessments.

13.Mutual Nondisparagement. You agree not to disparage Sprinklr, including any of its respective officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to the Company or its business, business reputation or personal reputation. Sprinklr and the members of its board of directors and executive officers agree to not disparage you in any manner likely to be harmful to you or your businesses, business reputation or personal reputation. Nothing in this provision or this Agreement is intended to prohibit or restrain either party in any manner from responding accurately and fully to any question, inquiry, or request for information when required by legal process, from pursuing litigation in relation to a breach of this Agreement or other obligation between you or any of the restrained parties, or from making disclosures that are protected under the whistleblower provisions of any applicable law or regulation or as set forth in the Section of this Agreement entitled “Protected Activity.”

14.Limited Disclosure and Return of Property. You agree not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement, except to your spouse, tax advisor, an attorney with whom you choose to consult regarding your consideration of this Agreement, and/or to any federal, state, or local government agency. Except as required or permitted by your continued capacity as a member of the Company’s board of directors, you affirm that you have returned or will return all Sprinklr’s property, documents, and/or any confidential information in your possession or control. You also affirm that you are in possession of all your property that you had at Sprinklr’s premises and that Sprinklr is not in possession of any of your property. Notwithstanding the foregoing, you may retain possession of your Company issued laptop, subject to the Company’s ability to remove Company content and network access at its discretion. Additionally, so long as you remain on the Company’s board of directors you shall have reasonable temporary use of the Company’s office in New York upon request as would be customary for a director of the Company, as well as your Company email address.

15.Expense Reimbursements. You agree that, within 15 days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred as an employee through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

16.Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of New York without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

17.Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

18.Amendment. This Agreement may not be modified, altered, or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

19.Confirmation of Prior Agreement. You acknowledge, reaffirm, and agree to comply with your obligations under the Non-Disclosure and Invention Assignment Agreement that you previously executed for the benefit of the Company, which agreement also remains in full force and effect. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement, except for those set forth in this Agreement.

YOU ARE ADVISED THAT YOU HAVE UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. YOU ARE ALSO ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO YOUR SIGNING OF THIS AGREEMENT.

YOU MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DATE YOU SIGN THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED IN WRITING TO

JACOB SCOTT AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT.” THE REVOCATION MUST BE SENT VIA EMAIL OR REGISTERED MAIL TO JACOB SCOTT AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER YOU SIGN THIS AGREEMENT.
YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST RELEASEES.
The Parties knowingly and voluntarily sign this Agreement as of the date set forth below:
Sprinklr, Inc.

By: /s/ Jacob Scott                            /s/ Ragy Thomas
Name: Jacob Scott                         Name: Ragy Thomas
Title: General Counsel and Corporate Secretary            Date: June 4, 2025
Date: June 3, 2025

EXHIBIT A

SEPARATION DATE RELEASE

(To be signed and returned on or after May 31, 2025, and before June 5, 2025)

In consideration for the benefits to be provided to you by Sprinklr, Inc. (“Sprinklr” or the “Company”) pursuant to the terms of the separation and release agreement between you and the Company to which this Exhibit A is attached (the “Agreement”), you agree to the terms below. You understand this Separation Date Release (the “Release”) will be effective on the eighth day following the date you sign (the “Release Effective Date”).

In exchange for the consideration to which you are not otherwise entitled, as defined in and to be provided to you by the Company under the terms of the Agreement, you hereby generally and completely release the Company and any affiliate or subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that you signs this Release. This general release includes, but is not limited to: (i) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, paid time off, sick time, expense reimbursements, severance pay, fringe benefits, and contributions to retirement plan; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all claims available to you at law or equity, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (the “ADEA”), and any other claims arising under the laws of any jurisdiction in which you have provided services to the Company.

ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Age Discrimination in Employment Act (the “ADEA”), and that the consideration given for the waiver and release in this section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have had twenty-one (21) days since your receipt of this Exhibit A to consider this Exhibit A; (iv) you have seven (7) days following the date you sign this Agreement to revoke it (by
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providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it.

You are not releasing the following (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Release. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or may have against any of the Released Parties that are not included in the Release.

YOU UNDERSTAND THAT THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN IF THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY YOU, WOULD AFFECT YOUR DECISION TO ACCEPT THIS RELEASE. In giving the release herein, which includes claims which may be unknown to you at present, you hereby expressly waive and relinquish all rights and benefits under any law of any jurisdiction with respect to your release of any unknown or unsuspected claims herein.

You further agree not to disparage Sprinklr’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. In addition, nothing in this provision or this Release is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions any governmental law or regulation or otherwise as expressly allowed under this Release.

You confirm that following the Separation Date you no longer have access to Sprinklr systems, except as required or permitted by your continued capacity as a member of the Company’s board of directors. You hereby represent that you have been paid all compensation owed and for all time worked, you have received all the leave and leave benefits and protections for which you are eligible, pursuant any statutory leave act, the Company’s policies, applicable law, or otherwise, and you have not suffered any on-the-job injury or illness. You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against Sprinklr or any of the Released Parties.
By: /s/ Ragy Thomas
Ragy Thomas

Date: June 4, 2025
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EXHIBIT B

[Intentionally omitted]